Exhibit 99.1

SPX FLOW, Inc. Completes Spin-Off from SPX Corporation

To Begin “Regular Way” Trading on the New York Stock Exchange

CHARLOTTE, N.C., Sept. 28, 2015 /PRNewswire/ — SPX FLOW, Inc. (NYSE:FLOW) announced today that it has completed its spin-off from its former parent company and its stock will begin “regular way” trading today on the New York Stock Exchange under the symbol “FLOW”.

SPX FLOW is led by Chris Kearney, Chairman, President and Chief Executive Officer and Jeremy Smeltser, Vice President and Chief Financial Officer.

“I am very appreciative of the hard work and collective effort by our employees across the world. Together we have built a strong FLOW business recognized for world class engineering capabilities, quality manufacturing and commitment to customers.  Today marks a significant milestone as we begin operating independently as a standalone, pure FLOW Company,” said Mr. Kearney.

Kearney continued, “We are well-positioned as a leading supplier in food and beverage, power and energy and industrial markets, which we believe are solid, medium to long term growth markets.  As we move forward, we expect organic and inorganic investments to focus on increasing our customer relevance, expanding our service presence, innovation and new product development, optimizing our global footprint and reducing our overall cost structure.”

Mr. Smeltser added, “We have made great progress over the past few years improving our business processes and we believe there is more opportunity on that front as we continue to drive a customer-centric approach to doing business across our organization.  We are in a strong financial position and we intend to remain disciplined with respect to our capital allocation actions.”

Mr. Kearney and Mr. Smeltser are joined by an experienced executive team who bring extensive industry knowledge and strong functional and operational skills to SPX FLOW.  They include:

•                  Robert B. Foreman — Executive Vice President

•                  Stephen A. Tsoris — Vice President, Secretary and General Counsel

•                  David A. Kowalski — President, Global Manufacturing Operations

•                  J. Michael Whitted — Vice President, Corporate Development

•                  Marc G. Michael — President, Food and Beverage

•                  Anthony A. Renzi — President, Power and Energy

•                  David J. Wilson — President, Industrial

•                  Belinda G. Hyde — Vice President and Chief Human Resources Officer

•                  Kevin J. Eamigh — Chief Information Officer and Vice President, Global Business Services

About SPX FLOW, Inc.:  Based in Charlotte, North Carolina, SPX FLOW is a leading global supplier of highly engineered flow components, process equipment and turn-key systems, along with the related aftermarket parts and services, into the food and beverage, power and energy and industrial end markets.  SPX FLOW has approximately $2.5 billion in annual revenues and approximately 8,000 employees with operations in over 35 countries and sales in over 150 countries around the world.  To learn more about SPX FLOW, please visit our website at www.spxflow.com.

Investor and Media Contact:

Ryan Taylor, Vice President, Communications, Market Insights and Financial Planning

Phone:  704-752-4486